EXHIBIT 5.0

[LETTERHEAD OF KILPATRICK STOCKTON LLP]

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858 www.KilpatrickStockton.com

May 17, 2010	direct dial 202 508 5884 direct fax 202 204 5611 CGattuso@KilpatrickStockton.com

Penseco Financial Services Corporation
150 North Washington Avenue
Scranton, Pennsylvania 18503

Re:           Penseco Financial Services Corporation 2008 Long-Term Incentive Plan

Dear Board Members:

We have been requested by Penseco Financial Services Corporation, a Pennsylvania corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form    S-8 (the “Registration Statement”).  The Registration Statement covers 107,400 shares that may be issued upon the exercise of stock options or upon the grant of restricted stock awards under the Penseco Financial Services Corporation 2008 Long-Term Incentive Plan (the “Plan”).

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion.  In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Pennsylvania law, it is our opinion that the shares reserved for issuance under the Plan are duly authorized and, with respect to the shares issuable upon the exercise of stock options granted or to be granted under the Plan, upon payment for such shares in the manner described in the Plan, and, with respect to awards of shares under the Plan, upon issuance of such shares in the manner described in the Plan, the shares will be validly issued, fully paid and nonassessable.

Penseco Financial Services Corporation May 17, 2010 Page 2

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

KILPATRICK STOCKTON LLP

By:	/s/ Christina M. Gattuso
Christina M. Gattuso, a Partner